Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF XCYTE THERAPIES, INC.

Xcyte Therapies, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A. The name of the corporation is Xcyte Therapies, Inc. The corporation was originally incorporated under the name MolecuRx, Inc. and the original Certificate of Incorporation of the corporation was filed with the Delaware Secretary of State on January 5, 1996.

B. Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and amends the provisions of the Certificate of Incorporation of this corporation.

C. The text of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

ONE. The name of this corporation is Xcyte Therapies, Inc.

TWO. The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801. The name of its registered agent at such address is The Corporation Trust Company.

THREE. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOUR. The corporation is authorized to issue two classes of stock to be designated Common Stock and Preferred Stock. The total number of shares of Common Stock which this corporation has authority to issue is 70,000,000 with par value of $.001 per share. The total number of shares of Preferred Stock which this corporation has authority to issue is 42,000,000 with par value of $.001 per share, of which 7,300,080 shares are designated as Series A Preferred Stock (“Series A Preferred”), 4,097,580 shares are designated as Series B Preferred Stock

(“Series B Preferred”), 7,212,316 shares are designated as Series C Preferred Stock (“Series C Preferred”), 10,300,000 shares are designated as Series D Preferred Stock (“Series D Preferred”), 6,500,000 shares are designated as Series E Preferred Stock (“Series E Preferred”) and 6,500,000 shares are designated as Series F Preferred Stock (“Series F Preferred” and collectively the “Preferred Stock”).

The rights, preferences, privileges and restrictions granted to or imposed on the respective classes of the shares of capital stock or the holders thereof are as follows:

1. Dividends. The holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred Stock shall be entitled to receive dividends out of assets of the corporation legally available therefor at the rate of $0.076, $0.088, $0.1336, $0.2224, $0.2224 and $0.2224 per share per annum, respectively, subject to adjustment for stock dividends, combinations, splits, recapitalizations or other adjustments payable in cash, however, such dividends shall not be cumulative, and no right shall accrue to holders of the Common Stock or Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior period. Dividends on the Preferred Stock, when and if declared by the Board of Directors, shall be payable in preference and prior to any payment of any dividend on the Common Stock of the corporation. Thereafter, the holders of Preferred Stock and Common Stock shall be entitled, when and if declared by the Board of Directors, to dividends out of the corporation’s assets legally available therefor; provided, however, that no such dividends may be declared or paid on any shares of Common Stock or Preferred Stock unless at the same time an equivalent dividend is declared and paid on all outstanding shares of Common Stock and Preferred Stock; and provided further that the dividend on any series of any Preferred Stock shall be payable at the same rate per share as would be payable on the shares of Common Stock or other securities into which such series of Preferred Stock is convertible immediately prior to the record date for such dividend.

2. Liquidation Preference.

2.1 Preference. In the event of any liquidation, dissolution or winding up of the corporation, either voluntarily or involuntarily, the holders of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred Stock shall be entitled to receive prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of Common Stock of the corporation by reason of their ownership thereof, $0.95, $1.10, $1.67, $2.78, $2.78 and $2.78 per share, respectively for each share of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred or Series F Preferred Stock then so held, plus a further amount equal to any declared but unpaid dividends on such shares (the “Preferred Preference” for each respective series). After the distributions to the holders of Preferred Stock have been made, the remaining assets of the corporation available for distribution to stockholders shall be distributed pro rata among the holders of Common Stock and the Preferred Stock, on an as converted basis, until the holders of Series A Preferred have received an aggregate of $1.90 per share, not including the Preferred Preference, the holders of Series B Preferred have received an aggregate of $2.20 per share, not including the Preferred Preference, the holders of Series C Preferred have received an aggregate of $3.34 per share, not including the Preferred Preference, the holders of Series D Preferred have received an aggregate of $5.56 per share, not including the Preferred Preference, the holders of Series E Preferred have received an aggregate of $5.56 per share, not including the Preferred Preference and the holders of Series F Preferred have received an aggregate of $5.56 per share, not including the Preferred Preference (each of such participation amount, the “Participation Amount,” and together with the Preferred Preference, the “Liquidation Preference Amount”). After such additional distributions are made to holders of Preferred Stock, the remaining assets of the corporation legally available for distribution shall be distributed ratably among the holders of Common Stock.

2.1.1 If, upon such liquidation, dissolution or winding up of the corporation, the assets of the corporation are insufficient to provide for the cash payment of the full preference due hereunder, such assets as are legally available shall be distributed ratably among the holders of Preferred Stock in proportion to the Preferred Preference that each such holder is otherwise entitled to receive.

2.1.2 Notwithstanding the foregoing, if, upon any liquidation, dissolution or winding up of the corporation, the holders of the outstanding shares of Preferred Stock would receive more than the Liquidation Preference Amount in the event all of their shares were converted into shares of Common Stock immediately prior to the record date for distributions in connection with such liquidation, dissolution or winding up of the corporation, then each holder of an outstanding share of Preferred Stock shall receive, upon delivery of shares of Preferred Stock held by such holder for conversion pursuant to Section 5 below and in lieu of the Liquidation Preference Amount, the number of shares of Common Stock into which each such share of Preferred Stock is then convertible in accordance with the terms hereof, before any amount shall be paid or distributed to the holders of Common Stock or of any other stock ranking on liquidation junior to the Preferred Stock, and thereafter shall share ratably with the holders of Common Stock and any other stock ranking on liquidation junior to the Preferred Stock in the assets available for distribution. The provisions of this paragraph shall not in any way limit the right of the holders of Preferred Stock to elect to convert their shares of Preferred Stock into shares of Common Stock pursuant to Section 5 prior to or in connection with any liquidation, dissolution or winding up of the corporation.

2.2 Extraordinary Transactions.

2.2.1 An “Extraordinary Transaction” shall be any merger, reorganization, acquisition consolidation or sale of all or substantially all of the assets of the corporation in which the corporation’s stockholders immediately prior to such transaction, or series of related transactions, possess less than 50% of the voting power of the surviving, continuing or purchasing entity (or parent, if any) immediately after the transaction or series of related transactions.

2.2.2 In connection with an Extraordinary Transaction, the holder(s) of not less than a majority of the outstanding Preferred Stock (the “Preferred Election”), may elect to redeem all (but not less than all) of the outstanding shares of Preferred Stock held by each holder of Preferred Stock on the effective date of such Extraordinary Transaction for an amount per share equal to the Liquidation Preference Amount, such Liquidation Preference Amount to be payable in cash or securities based on the valuation determined in accordance with Section 2.2.5.

2.2.3 Notwithstanding the foregoing, if in connection with any Extraordinary Transaction, the holders of the outstanding shares of Preferred Stock would receive more than the Liquidation Preference Amount if their shares were converted into shares of Common Stock immediately prior to such Extraordinary Transaction, then each holder of an outstanding share of Preferred Stock shall receive, upon delivery of shares of Preferred Stock held by such holder for conversion and in lieu of the Liquidation Preference Amount, the number of shares of Common Stock into which each such share of Preferred Stock is then convertible in accordance with the terms hereof, before any amount shall be paid or distributed to the holders of Common Stock or of any other stock ranking on liquidation junior to the Preferred Stock, and thereafter shall share ratably with the holders of Common Stock and any other stock ranking on liquidation junior to the Preferred Stock in the proceeds of such Extraordinary Transaction.

2.2.4 If, in connection with an Extraordinary Transaction, the Preferred Election is made and the shares of the Preferred Stock are to be redeemed pursuant to subsection 2.2.2 above, the holders of not less than a majority of the outstanding Common Stock may elect to redeem all (but not less than all) of the outstanding shares of Common Stock held by each holder of Common Stock on the effective date of such Extraordinary Transaction. Upon such election and after the payment of the Preferred Preference to the holders of the Preferred Stock pursuant to subsection 2.2.2 above, the corporation shall redeem such shares of Common Stock and the holders of the Common Stock shall share ratably in the proceeds of the Extraordinary Transaction with the holders of the Preferred Stock until such holders of Preferred Stock have received in aggregate their applicable Liquidation Preference Amount, after which time, the remaining proceeds of the Extrordinary Transaction shall be distributed ratably among the holders of the Common Stock.

2.2.5 Valuation of Consideration. In the event of a Extraordinary Transaction, if the consideration received by the corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(i) If traded on a securities exchange or The Nasdaq Stock Market, the value shall be based on a formula approved by the Board of Directors and derived from the closing prices of the securities on such exchange or Nasdaq over a specified time period;

(ii) If actively traded over-the-counter, the value shall be based on a formula approved by the Board of Directors and derived from the closing prices of the securities on such exchange or Nasdaq over a specified time period; and

(iii) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

2.2.6 Notice of Transaction. In the event of an Extraordinary Transaction, the corporation shall give each holder of record of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred or Series F Preferred Stock written notice of such impending transaction not later than ten (10) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the corporation has given the first notice provided for herein or sooner than ten (10) days after the corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock. Each holder of shares to be redeemed pursuant to this Section 2.2 shall surrender its certificate or certificates representing such shares to the corporation, in the manner and at the place designated by the corporation, and thereupon the redemption price of such shares shall be payable to the order of the person or entity whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall thereafter be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing such unredeemed shares. Upon redemption, all rights of the holders of such shares of the corporation (except the right to receive the redemption price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the corporation or be deemed to be outstanding for any purpose whatsoever.

2.2.7 Insufficient Funds. If the funds of the corporation legally available for redemption pursuant to this Section 2.2 are insufficient to redeem the total number of shares entitled to be redeemed, those funds which are legally available will be used to redeem the shares ratably among the holders entitled to redemption pursuant to this Section 2.2. At any time thereafter when additional funds of the corporation are legally available for the redemption of the entitled shares, such funds will be immediately used to redeem the balance of the shares which the corporation became obligated to redeem pursuant to Section 2.2 but which it has not redeemed.

2.2.8 Effect of Noncompliance. In the event the requirements of this Section 2.2 are not complied with, the corporation shall forthwith either cause the closing of the transaction to be postponed until such requirements have been complied with, or cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and

Series F Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2.2.6 hereof.

3. Redemption Rights.

3.1 Redemption at the Holders’ Option. The Preferred Stock shall be redeemable in whole or in part at the option of the holders of a majority of the outstanding shares of Preferred Stock at any time and from time to time after June 30, 2002. Such redemption right may be exercised by giving no less than one hundred twenty (120) days notice by certified or registered mail, postage prepaid to the corporation at its principal office, attention to the president, prior to the date of commencement of such redemption (the “Redemption Date”). After receipt of such notice of a redemption pursuant to this Section 3.1, the corporation shall, to the extent it may lawfully do so and to the extent such redemption will not be violative of senior lending covenants, redeem all of the outstanding shares of Preferred Stock in eight equal installments on the last day of each calendar quarter (commencing with the first calendar quarter ending after the one hundred twenty (120) day notice period). The redemption price of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Series F Preferred Stock shall be $0.95, $1.10, $1.67, $2.78, $2.78 and $2.78 per share, respectively, (as adjusted for any stock dividends, combinations or splits) plus any declared but unpaid dividends (“Redemption Price”). Any redemption of only a part of the outstanding Preferred Stock by the corporation pursuant to this Section 3 shall be pro rata as among all holders of Preferred Stock.

3.2 Notice Regarding Redemption. At least thirty (30) but no more than sixty (60) days prior to any Redemption Date, written notice shall be mailed, postage prepaid, to each holder of record (determined at the close of business on the business day next preceding the day on which notice is given) of Preferred Stock to be redeemed, at such holder’s post office address last shown on the records of the corporation, notifying such holder of the redemption of such shares, specifying the Redemption Date, the Redemption Price and the date on which such holder’s Conversion Rights (as hereinafter defined) as to such shares terminate (such Conversion Rights to expire no later than the close of business on the Redemption Date) and calling upon such holder to surrender to the corporation, in the manner and at the place designated in the continental United States, its certificate or certificates representing the shares to be redeemed (such notice is hereinafter referred to as the “Redemption Notice”). Unless such holder elects to convert its shares in accordance with Section 5 prior to or on the Redemption Date, each holder of shares of Preferred Stock to be redeemed shall surrender its certificate or certificates representing such shares to the corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person or entity whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall thereafter be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing such unredeemed shares. If, prior to or on the Redemption Date, the funds necessary for such redemption shall have been set aside by the corporation and deposited with a bank or trust company, for the benefit of the holders of shares of Preferred Stock whose shares are being redeemed, then from and after the close of business on the Redemption Date, all rights of the holders of such shares of Preferred Stock of the corporation (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the corporation or be deemed to be outstanding for any purpose whatsoever.

3.3 Trust Fund. On or prior to the Redemption Date, the corporation shall deposit the Redemption Price of all shares of Preferred Stock designated for redemption in the Redemption Notice and not yet redeemed or converted with a bank or trust company, having an aggregate capital surplus in excess of $100 million, as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed or converted. Any monies deposited by the corporation pursuant to this Section 3.3 for the redemption of shares thereafter converted into shares of Common Stock pursuant to Section 5 hereof no later than the close of business on the Redemption Date shall be returned to the corporation forthwith upon such conversion. The balance of any monies deposited by the corporation pursuant to this Section 3.3 remaining unclaimed at the expiration of one (1) year following the Redemption Date shall thereafter be returned to the corporation upon its request expressed in a resolution of the board of directors of the corporation, provided that the stockholder to which such monies would be payable hereunder shall be entitled, upon surrender of his certificates representing such shares of Preferred Stock to the corporation, to receive such monies but without interest from the Redemption Date.

3.4 Insufficient Funds. If the funds of the corporation legally available for redemption of Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the shares of Preferred Stock ratably among the holders in accordance with the last sentence of Section 3.1. At any time thereafter when additional funds of the corporation are legally available for the redemption of Preferred Stock, such funds will be immediately used to redeem the balance of the shares of Preferred Stock which the corporation became obligated to redeem on such Redemption Date but which it has not redeemed.

4. Voting Rights.

4.1 Preferred Stock. Except as otherwise provided herein or required by law, the holders of each share of Preferred Stock shall be entitled to vote on all matters and shall be entitled to the number of votes equal to the number of shares of Common Stock into which each share of Preferred Stock could be converted pursuant to Section 5 hereof at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken. Except as otherwise provided herein or required by law, the Preferred Stock shall have voting rights and powers equal to the voting rights and powers of the Common Stock. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula shall be rounded to the nearest whole number (with one-half rounded upward to one).

4.2 Election of Directors. The holders of a majority of the Series A Preferred Stock, voting as a separate class, shall be entitled to elect two (2) members of the corporation’s board of directors. The holders of a majority of the Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the corporation’s Board of Directors. The holders of a majority of the Series C Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the corporation’s Board of Directors. The holders of a majority of the Series D Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the corporation’s Board of Directors. The holders of Common Stock, voting as a separate class, shall elect two (2) members of the corporation’s board of directors. The holders of a majority of the Preferred Stock and a majority of the Common Stock shall jointly elect one (1) member of the corporation’s Board of Directors with relevant industry experience. In the event the size of the Board of Directors is increased, the holders of Common Stock and Preferred Stock, voting together as a class, shall elect the remaining directors. In the case of any vacancy in the office of a director elected by a specific class or series of capital stock, a successor shall be elected to hold office for the unexpired term of such director by the affirmative vote of a majority of the shares of such class or series given at a special meeting of such stockholders duly called or by an action by written consent for that purpose. Any director who shall have been elected by a specified group of stockholders may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the holders of a majority of the shares of such class or series, given at a special meeting of such stockholders duly called or by an action by written consent for that purpose and any such vacancy thereby created may be filled by the vote of the holders of a majority of the shares of such series or class of capital stock represented at such meeting or in such consent.

4.3 Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

4.4 Election by Ballot. The election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

5. Conversion. The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

5.1 Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the corporation or any transfer agent for the Preferred Stock. Each share of Preferred Stock shall be convertible into the number of shares of Common Stock which results from dividing the “Conversion Price” per share in effect for such series of Preferred Stock at the time of conversion into the “Conversion Value” per share of such series of Preferred Stock. The number of shares of Common Stock into which each series of Preferred Stock is convertible is hereinafter referred to as the “Conversion Rate” for such series of Preferred Stock. The Conversion Price per share of Series A Preferred shall be $0.95, the Conversion Price per share of the Series B Preferred shall be $1.10, the Conversion Price per share of the Series C Preferred shall be $1.67, the Conversion Price per share of the Series D Preferred shall be $2.78, the Conversion Price per share of the

Series E Preferred shall be $2.78 and the Conversion Price per share of the Series F Preferred shall be $2.78. The Conversion Value per share of Series A Preferred shall be $0.95, the Conversion Value per share of Series B Preferred shall be $1.10, the Conversion Value per share of the Series C Preferred shall be $1.67, the Conversion Value per share of the Series D Preferred shall be $2.78, the Conversion Value per share of the Series E Preferred shall be $2.78 and the Conversion Value per share of the Series F Preferred shall be $2.78. The Conversion Price of each series of Preferred Stock shall be subject to adjustment as hereinafter provided.

5.2 Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Rate immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering any of the corporation’s securities (as that term is defined under the Securities Act of 1933, as then in effect) with a per share public offering price (as adjusted for combinations, stock dividends, subdivisions or split-ups) of at least $4.00 (before deduction of underwriting commissions, discounts and expenses) and with aggregate gross proceeds to the corporation, at the public offering price, of at least $20,000,000. Upon any conversion (automatic or otherwise) any declared but unpaid dividends shall be paid in accordance with Section 5.3 herein.

5.3 Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert such shares into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for such Preferred Stock and shall give written notice to the corporation at such office that it elects to convert the same. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock a certificate or certificates for the number of shares of Common Stock to which it shall be entitled as aforesaid and any declared but unpaid dividends on the Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

5.4 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the applicable Conversion Price.

5.5 Adjustment of Conversion Price. The Conversion Price of each series of Preferred Stock shall be subject to adjustment from time to time as follows:

5.5.1 If the corporation shall issue any Common Stock or convertible securities other than “Excluded Stock” (as defined below) for a consideration per share less than the Conversion Price of any series of Preferred Stock in effect immediately prior to the issuance of such Common Stock (excluding stock dividends, subdivisions, split-ups, combinations, dividends or recapitalizations which are covered by Sections 5.5.3, 5.5.4, 5.5.5 and 5.5.6), the Conversion Price for such series of Preferred Stock in effect after each such issuance shall thereafter (except as provided in this Section 5.5) be adjusted to a price equal to the quotient obtained by dividing:

(1) an amount equal to the sum of

(x) the total number of shares of Common Stock outstanding (including any shares of Common Stock issuable upon conversion of the Preferred Stock, or deemed to have been issued pursuant to subdivision (iii) of this clause 5.5.1 and to clause 5.5.2 below) immediately prior to such issuance multiplied by the Conversion Price in effect immediately prior to such issuance, plus

(y) the consideration received by the corporation upon such issuance, by

(2) the total number of shares of Common Stock outstanding (including any shares of Common Stock issuable upon conversion of the Preferred Stock or deemed to have been issued pursuant to subdivision (iii) of this clause 5.5.1 and to clause 5.5.2 below) immediately prior to such issuance plus the additional shares of Common Stock issued in such issuance (but not including any additional shares of Common Stock deemed to be issued as a result of any adjustment in the Conversion Price of any series of Preferred Stock resulting from such issuance).

For purposes of any adjustment of the Conversion Price of any series of Preferred Stock pursuant to this clause 5.5.1, the following provisions shall be applicable:

(i) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting any discounts or commissions paid or incurred by the corporation in connection with the issuance and sale thereof.

(ii) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the board of directors of the corporation, in accordance with generally accepted accounting treatment; provided, however, that if, at the time of such determination, the corporation’s Common Stock is traded in the over-the-counter market or on a national or regional securities exchange, such fair market value as determined by the board of directors of the corporation shall not exceed the aggregate “Current Market Price” (as defined below) of the shares of Common Stock being issued.

(iii) In the case of the issuance of: (i) options to purchase or rights to subscribe for Common Stock (other than Excluded Stock), (ii) securities by their terms convertible into or exchangeable for Common Stock (other than Excluded Stock), or (iii) options to purchase or rights to subscribe for such convertible or exchangeable securities:

(A) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (1) and (2) above), if any, received by the corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

(B) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (1) and (2) above);

(C) on any change in the number of shares of Common Stock deliverable upon exercise of any such options or rights or conversion of or exchange for such convertible or exchangeable securities, or on any change in the minimum purchase price of such options, rights or securities, other than a change resulting from the antidilution provisions of such options, rights or securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon (x) the issuance of such options, rights or securities not exercised, converted or exchanged prior to such change, as the case may be, been made upon the basis of such change or (y) the options or rights related to such securities not converted or exchanged prior to such change, as the case may be, been made upon the basis of such change; and

(D) on the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights, convertible or exchangeable securities or options or rights related to such convertible or exchangeable securities, as the case may be, been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or exchangeable securities or upon the exercise of the options or rights related to such convertible or exchangeable securities, as the case may be.

5.5.2 “Excluded Stock” shall mean:

(a) all shares of Common Stock and Preferred Stock issued and outstanding on the date hereof;

(b) all shares of Common Stock into which the shares of Preferred Stock are convertible;

(c) all shares of Common Stock or other securities, or options or warrants to purchase Common Stock or any such other securities, issuable to employees, officers, consultants or directors of, or licensors of technology to, the corporation, under any agreement, arrangement or plan, including any incentive stock plan, approved by the Board of Directors of the corporation;

(d) all shares of Common Stock issuable pursuant to the exercise of options, warrants or convertible securities outstanding as of the date this Certificate of Incorporation is filed with the Secretary of State of the State of Delaware;

(e) all shares of Common Stock or other securities, or options or warrants to purchase Common Stock or any such other securities, issued in connection with the corporation’s Series F Preferred Stock financing or issuable pursuant to such securities;

(f) all shares of Common Stock or other securities, or options or warrants to purchase Common Stock or any such other securities, issuable to landlords, financial institutions or lessors in connection with office leases, commercial credit arrangements, equipment financings or similar transactions;

(g) all convertible promissory notes and warrants issued pursuant to that Convertible Note and Warrant Purchase Agreement dated on or about October 8, 2003, and all shares of Common Stock or other securities issuable upon conversion of such convertible promissory notes or exercise of such warrants or other securities issuable upon conversion of such securities; and

(h) all securities and shares of Common Stock specifically identified as not constituting “Excluded Stock” by the affirmative vote of at least a majority of the then outstanding shares of Preferred Stock, voting together as a class.

All outstanding shares of Excluded Stock (including any shares issuable upon conversion of the Preferred Stock but excluding shares reserved for issuance for option plans for which options have not yet been granted) shall be deemed to be outstanding for all purposes of the computations of Section 5.5.1 above.

5.5.3 If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price for each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of the Preferred Stock shall be increased in proportion to such increase of outstanding shares.

5.5.4 If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Price for each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of shares of the Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

5.5.5 In case the corporation shall declare a cash dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the corporation convertible into or exchangeable for Common Stock), then, in each such case, immediately following the record date fixed for the determination of the holders of Common Stock entitled to receive such dividend or distribution, the Conversion Price for each series of Preferred Stock in effect thereafter shall be determined by multiplying the Conversion Price for such series of Preferred Stock in effect immediately prior to such record date by a fraction of which the numerator shall be an amount equal to the remainder of (x) the Current Market Price of one share of Common Stock less (y) the amount of such cash dividend in respect of one share of Common Stock or the fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of the stock, securities, evidences or indebtedness, assets, options or rights so distributed in respect of one share of Common Stock, as the case may be, and of which the denominator shall be the Current Market Price of one share of Common Stock. Such adjustment shall be made on the date such dividend or distribution is made, and shall become effective at the opening of business on the business day next following the record date for the determination of stockholders entitled to such dividend or distribution.

5.5.6 In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the corporation (other than a change in par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the corporation with or into another person (other than a consolidation or merger in which the corporation is the continuing entity and which does not result in any change in the Common Stock), or of the sale or other disposition of all or substantially all the properties and assets of the corporation as an entirety to any other person, the shares of Preferred

Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the corporation or of the entity resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition he had converted his shares of Preferred Stock into Common Stock. The provisions of this Section 5.5.4 shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

5.5.7 All calculations under this Section 5 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

5.5.8 For the purpose of any computation pursuant to this Section 5.5, the “Current Market Price” at any date of one share of Common Stock, shall be deemed to be the average of the highest reported bid and the lowest reported offer prices on the preceding business day as furnished by the National Quotation Bureau, Incorporated (or equivalent recognized source of quotations); provided, however, that if the Common Stock is not traded in such manner that the quotations referred to in this Section 5.5 are available for the period required hereunder, Current Market Price shall be determined in good faith by the Board of Directors of the corporation.

5.6 Minimal Adjustments. No adjustment in a Conversion Price need be made if such adjustment would result in a change in such Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in a Conversion Price.

5.7 No Impairment. The corporation will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment. This provision shall not restrict the corporation from amending its Certificate of Incorporation in accordance with the General Corporation Law of the State of Delaware.

5.8 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 5, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred Stock held by such holder.

5.9 Notices of Record Date. In the event of any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

5.10 Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5.11 Notices. Any notice required by the provisions of this Section 5 to be given to the holder of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the corporation.

6. Protective Provisions.

6.1 Series A Protective Provisions. For so long as shares of Series A Preferred shall be outstanding, the corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of more than two-thirds of the outstanding shares of Series A Preferred:

6.1.1 No Adverse Change. Adversely alter or change the powers, preferences or special rights of the Series A Preferred; or

6.1.2 Create Any New Class or Series. Create any new class or series of shares having any powers, preferences, or special rights superior to or on a parity with the Series A Preferred.

6.2 Series B Protective Provisions. For so long as shares of Series B Preferred shall be outstanding, the corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of more than two-thirds of the outstanding shares of Series B Preferred:

6.2.1 No Adverse Change. Adversely alter or change the powers, preferences or special rights of the Series B Preferred; or

6.2.2 Create Any New Class or Series. Create any new class or series of shares having any powers, preferences, or special rights superior to or on a parity with the Series B Preferred.

6.3 Series C Protective Provisions. For so long as shares of Series C Preferred shall be outstanding, the corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of more than two-thirds of the outstanding shares of Series C Preferred:

6.3.1 No Adverse Change. Adversely alter or change the powers, preferences or special rights of the Series C Preferred; or

6.3.2 Create Any New Class or Series. Create any new class or series of shares having any powers, preferences, or special rights superior to or on a parity with the Series C Preferred.

6.4 Series D Protective Provisions. For so long as shares of Series D Preferred shall be outstanding, the corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of more than two-thirds of the outstanding shares of Series D Preferred:

6.4.1 No Adverse Change. Adversely alter or change the powers, preferences or special rights of the Series D Preferred; or

6.4.2 Create Any New Class or Series. Create any new class or series of shares having any powers, preferences, or special rights superior to or on a parity with the Series D Preferred.

6.5 Series E Protective Provisions. For so long as shares of Series E Preferred shall be outstanding, the corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of more than two-thirds of the outstanding shares of Series E Preferred:

6.5.1 No Adverse Change. Adversely alter or change the powers, preferences or special rights of the Series E Preferred; or

6.5.2 Create Any New Class or Series. Create any new class or series of shares having any powers, preferences, or special rights superior to or on a parity with the Series E Preferred.

6.6 Series F Protective Provisions. For so long as shares of Series F Preferred shall be outstanding, the corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of more than two-thirds of the outstanding shares of Series F Preferred:

6.6.1 No Adverse Change. Adversely alter or change the powers, preferences or special rights of the Series F Preferred; or

6.6.2 Create Any New Class or Series. Create any new class or series of shares having any powers, preferences, or special rights superior to or on a parity with the Series F Preferred.

6.7 Preferred Stock Protective Provisions. For so long as shares of the Preferred Stock shall be outstanding, the corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the outstanding shares of Preferred Stock:

6.7.1 Sale of Assets. Sell, lease, exchange, convey, or otherwise dispose of, all or substantially all of the property of the corporation;

6.7.2 Merger or Consolidation. Complete a merger, consolidation or sale of all or substantially all of the assets of the corporation in which the corporation’s stockholders immediately prior to such transaction, or series of related transactions, possess less than 50% of the voting securities of the surviving, continuing or purchasing entity (or parent, if any) immediately after the transaction or series of related transactions in which an excess of 50% of the corporation’s voting power is transferred;

6.7.3 Dividends/Redemption. Redeem or repurchase or otherwise make any distributions with respect to outstanding securities, other than (i) the repurchase of shares of Common Stock issued to or held by employees, directors or consultants of or to the corporation or any of its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of such repurchase between the corporation and such persons and (ii) the repurchase of shares of Common Stock in connection with the exercise of the right of first refusal pursuant to agreements providing for the right of first refusal between the corporation and any of its stockholder;

6.7.4 Authorized Number. Increase or decrease the authorized number of shares of Preferred Stock;

6.7.5 Restatement of Certificate/Bylaws. Amend, restate, alter or repeal any provision of the corporation’s Certificate of Incorporation or the Bylaws of the corporation; or

6.7.6 Section 305. Do any act or thing which would result in the taxation of the holders of the Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any successor provision).

6.8 Preferred Stock Protective Provisions - Super Majority. For so long as shares of the Preferred Stock shall be outstanding, the corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a two-thirds of the outstanding shares of Preferred Stock:

6.8.1 Board Size. Increase the size of the Board of Directors to a number greater than that set forth in the Bylaws of the corporation.

FIVE. The corporation is to have perpetual existence.

SIX. Subject to Article FOUR, Section 6 herein, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the corporation.

SEVEN. The number of directors which constitute the whole Board of Directors of the corporation shall be as specified in the Bylaws of the corporation.

EIGHT. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

NINE. To the fullest extent permitted by the Delaware General Corporation Law, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article NINE, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article NINE, shall eliminate or reduce the effect of this Article NINE in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article NINE, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

TEN. Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the corporation.

ELEVEN. Subject to Article FOUR, Section 6 herein, the corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the corporation has caused this Certificate to be signed by Ronald J. Berenson, its President, this              day of October, 2003.

XCYTE THERAPIES, INC.

By:
Ronald J. Berenson, President